Exhibit 10.3

Date:	May 26, 2006
To:	Seymour Holtzman, Chairman of the Board of CMRG
From:	CMRG Compensation Committee

Seymour:

This confirms your bonus for business year 2005. The results achieved yielded a 75% bonus against a target of $460,000 or $345,000. Congratulations on a great performance. At the April 24-25, 2006 meeting of the Board, the committee also recommended to the Board, and the Board authorized, that you should receive 160,000 options in recognition of your efforts during the business year, with an option exercise price equal to the closing price of the Company’s common stock on April 24, 2006.

As to the current year, business year 2006, we are raising the compensation of your management company, Jewelcor Management, Inc.’s (“JMI”) Consulting Agreement to $527,000 effective as of May 1, 2006. As in previous years, you will be paid an annual salary of $24,000 and JMI will receive an annual expense reimbursement of $24,000. Therefore, the total compensation for the business year 2006, paid to you and JMI is $575,000.

Your targeted base bonus for business year 2006 will be $575,000 and will be performance based. The sole metric will be EBITDA (before extraordinary items). The illustrative table below shows EBITDA and bonus amounts in round numbers. The actual bonus will be calculated from real EBITDA dollar amounts.

The following table illustrates the parameters of the plan:

EBITDA	Bonus %	Bonus $
*	0	0
*	80	460,000
*	85	488,750
*	90	517,500
*	95	546,250
*	100	575,000
*	105	603,750
*	110	632,500
*	115	661,250
*	120	690,000
*	125	718,750
*	130	747,500
*	135	776,250
*	140	805,000
*	145	833,750
*	150	862,500

The bonus is capped at 150% of your target. That is, any EBITDA in excess of *MM will still earn the maximum bonus of $862,500.

* [As supported by the Securities and Exchange Commission’s Frequently Asked Questions dated November 23, 2004 (Question 13), and consistent with the treatment of similar information under Instruction 2 to Item 402(k) of Regulation S-K, the Registrant has excluded information relating to target levels with respect to specific quantitative or qualitative performance – related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Registrant].

For purposes of this 2006 Bonus Plan, the 2006 EBITDA shall include only those CMRG operations that existed in 2005. For example, if the Company acquires another business in 2006, EBITDA generated from that business shall be excluded for purposes of this 2006 Bonus Plan.

Eligibility:

As has been our custom, to be eligible for the bonus grant, you must be actively employed at the end of the fiscal year and at the time of the bonus distribution and the Consulting Agreement between JMI and the Company must be in force at the end of the fiscal year end and at the time the bonus is distributed for JMI to be eligible.

Kindest Regards,

Compensation Committee:

/s/ JESSE H. CHOPER	/s/ GEORGE T. PORTER, JR.
Jesse H. Choper	George T. Porter, Jr.